Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated August 31, 2022, on the statement of revenues and direct operating expenses of the Vacuum Properties for the period from January 1, 2021 to October 31 ,2021 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Dallas, Texas

November 15, 2022